Exhibit 99.1

WidePoint Corporation

Second Quarter 2015 Earnings Conference Call

August 10, 2015

WidePoint Corporation – Second Quarter 2015 Conference Call, August 10, 2015

C O R P O R A T E P A R T I C I P A N T S

David Fore, Hayden Investor Relations

Steve L. Komar, Chairman and Chief Executive Officer

James T. McCubbin, Executive Vice President, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Mike Crawford, B. Riley and Company

Mike Malouf, Craig-Hallum Capital Group LLC

John Harell, Harrell & Associates

Michael Needleman, Preservation Asset Management

Jim Kennedy, Marathon Capital Management

Sam Donaldson, Private Investor

P R E S E N T A T I O N

Operator:

Good day and welcome to the WidePoint Corporation Second Quarter 2015 Earnings Conference Call. Today’s conference is being recorded.

At this time, I’d like to turn the conference over to David Fore of Hayden IR. Please go ahead, sir.

David Fore:

Great, thank you Operator. Good afternoon to all participants in WidePoint’s second quarter 2015 financial results conference call. With me today are WidePoint’s Chairman and CEO, Steve Komar; and Chief Financial Officer, Jim McCubbin. Steve will provide an overview of the quarter’s developments and accomplishments and Jim will provide additional financial details and operational review and outlook. Then, we’ll open the call to questions from participants.

Before I turn the call over to Steve, I’d like to remind all participants that during this conference call, any forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions including without limitation; expressions using the terminology: may, will, believe, expects, plans, anticipates, predicts, forecasts, and expressions which reflect something other than historical facts, are intended to identify forward-looking statements. These forward-looking statements involve a number of risks factors and uncertainties, including those discussed in the Risk Factors sections of WidePoint’s Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and other SEC filings the Company releases.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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WidePoint Corporation – Second Quarter 2015 Conference Call, August 10, 2015

Actual results may differ materially from any forward-looking statements due to such risks factors and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

I would now like to turn the call over to WidePoint’s Chairman and CEO, Steve Komar, for opening remarks. Steve?

Steve L. Komar:

Thanks David and good afternoon to all of you that have joined us here today. I know it’s a busy time for each of you and I wanted to assure you it has been a pretty busy second quarter for us and that this pace has continued to accelerate into the third quarter. There are several recent developments and accomplishments that I would like to share with you today and of course our Team would like to express our continued appreciation to all of you for your interest in and support of WidePoint Corporation.

But first let me point out that our second quarter results were in line with our overall expectations and year-to-date projections, including second quarter revenues that increased over 40% from the year earlier quarter and an approximate 60% increase over respective year-to-date periods of revenue performance. With year-to-date revenues now totaling over $35 million, serving to act as a springboard and putting us in potential reach of our aggressive full year revenue targets.

While this positive revenue result was realized, we’ve consciously continued and even intensified our investment expense spending on several of our development, and sales and marketing initiatives in support of our target market penetration efforts. This definitely included our next-generation Identity Management Platforms, our sales and co-marketing partner programs, with our key cyber relationships, and deploying added technological capacity to ensure timely responsiveness and support for the anticipated new awards and commercial opportunities coming to us during the second half of 2015.

As we noted in our previous quarterly call, and I’m reiterating here, first quarter revenue growth was slightly better than what we had expected as a result of the timing of certain transactions and when combined with our second quarter performance, the first half of the year was on track and within forecasted expectations. Jim will discuss the particulars of our financial performance and investment spending in his prepared remarks, as well as offer an outlook for the remainder of the calendar year.

However, I’d like to first scan over several of the highlights as we look back over recent activity.

During the second quarter and first half of the year, we were pleased with many of the milestones that we have been able to achieve. The US Immigration and Customs Enforcement Agency within the Department of Homeland Security completed its implementation quickly, efficiently, and with a large group of happy end-users. This outcome added additional annuity-based revenues during the second quarter, supplementing those achieved in the first quarter primarily as a result of the accelerated implementation schedule. The effort constituted a great job by everyone involved and was indicative of the focused teamwork and performance on the part of all our staff.

This leaves us to tackle the next three remaining major component agencies; the US Coast Guard, the US Secret Service, and the Federal Emergency Management Agency. As we continue to pursue and engage these remaining target agencies, we believe that the success we have achieved with other DHS agencies that are now our satisfied customers, will help us in addressing and resolving the complex transition issues facing these three remaining organizations.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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WidePoint Corporation – Second Quarter 2015 Conference Call, August 10, 2015

We and DHS Headquarters believe that the management tools, efficiencies and cost reductions our services will bring to these three agencies, will result in adoption of our offering and allow them to experience the benefit that our other DHS agency customers are presently enjoying. While the DHS BPA represented a large portion of our growth over the past year and with our continued success, and should lead to additional growth in the future, it was not the only opportunity we have invested in to support our targeted growth rates in the quarters and years ahead.

Our UK based Analytics Offerings also continue to experience growing success and strong financial performance. During the quarter, our Team successfully launched a new Online Bill Presentment and Analytics Solution with 3 Ireland; 3 Ireland is formerly British Telecom Ireland and has now become a subsidiary of Hutchison Whampoa International and is branded throughout its markets as the number “3”. Also we were selected by Telefónica UK for their provisioning of Cloud Digital Services. We believe these two multi-year, multi-million Euro opportunities with major communications service providers in the European community, should continue to provide new business growth and infrastructure support as we further expand the analytics offerings into the North American market and as we cross-sell and support our US-based services into European and Middle Eastern markets.

Of course, there are our various cyber security initiatives which represent a major business building commitment and pathway to accelerating new revenue growth and attractive gross margins for WidePoint.

We are very pleased with the progress we had made in our cybersecurity consulting initiatives. Our Cyber Team continues to work overtime to bring to reality and production readiness the product and services roadmap they have laid out with each of our key critical partners. Our goal of deploying Certificate-on-Device for individuals, devices, and ultimately for the Internet of Things, have progressed nicely. Our derived credentialing capability has also been well received and our ability to integrate with a wide variety of devices continues to expand from smartphones and tablets to other machine-to-machine devices that need the security that our multi-factor authentication offerings can provide. The recent cyber breaches throughout industry and more notably in major government agencies, clearly have re-demonstrated this need for a more secured IT environment.

It’s pleasing to report that we have witnessed a higher level of concern and interest from a variety of organizations today, more so than we had at any other time in our past. In fact during this summer, the US Federal Government initiated an inter-department “Cyber Sprint” to identify and close gaps in the federal government’s secure infrastructure on an accelerated basis. This effort has resulted in a dramatic increase in the level of interest in our services as supplementing business pipelines and is lining up nicely with the release and introduction of many of the next-generation identity management solutions in which we have been investing.

As a direct result of the increased level of activity and the formalization of our newest channel partnership with Samsung, we continue to believe that our timing is appropriate and our investment in these capabilities in support of our in-place partnerships should visibly begin to bear fruit in the second half of this year.

Looking further out and into the development and evolution of the so called Internet of Things, we see additional demands, requirements and opportunities for the high-integrity proven mobile security solutions we offer today and will develop and offer in the near future. These new capabilities are geared toward an increasing array of devices, including next-generation mobile devices supporting other hardware, as well as sensors and cameras used in secured and mobile environments in medical, transportation, and facility or residential protection, amongst others.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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WidePoint Corporation – Second Quarter 2015 Conference Call, August 10, 2015

Given the progress we have made with our development efforts and partners in general, I’d now like to offer a quick update as to where we stand with each of our three primary handset or OEM partners.

We continue to work closely with Kyocera, LG Electronics, and Samsung, as well as several other selective partners to bring our Certificate-on-Device Solutions to commercial and federal markets. Kyocera has launched several Ruggedized handset models geared toward the first responder and law enforcement community customer segment and is working with us on incorporating a security certificate into their handsets for those markets. We’re also working closely with LG’s sales and marketing organization on the pending market launch of their next generation Cert-secured handsets, and finally with Samsung, we are now integrated into their KNOX and CellWe branded product suites and have worked closely with their Enterprise Group to complete the integration of our Cert-on-Device with their handsets.

As a partner we are well along with our co-marketing with Samsung on several exciting opportunities that we have been jointly planning and working on for many months and we look forward to bringing those into our conversations in the future. Thus far, the majority of our across-the-board, next-generation identity management activities and opportunities have been in what we call “Phase One” stages, and as we’ve already mentioned, the impact on revenue during the first six months of the year has been minimal. But, we do expect to see an increasingly meaningful step up in revenues from these offerings to multiple markets during the remainder of the year.

As an example of early efforts and partnership with major telecommunications service provider, we have completed the first phase of our work with a large financial services client in providing a roadmap for the application of our security technologies, architecture and services. We are now moving to the second phase of implementing an enterprise-wide security solution that meets this large financial company’s customized needs, along with a potential for ongoing maintenance and related expansion opportunities.

We’ve also recently started working with two new commercial enterprises on Phase 1 efforts and are responding to new business revenue opportunities to provide technical cyber consulting services to support our partners’ needs, as well as also their ultimate commercial customers.

As we’ve noted in the past, in most cases, we are not serving the end users directly, but the agencies or commercial enterprise, as they are the customers of our partners. As a result, we have somewhat limited influence regarding product release dates and product life cycles, partner marketing and sales launch timelines, market adoption rates and implementation timing.

With that in mind, we have invested significant efforts in understanding our respected partners’ target markets, priorities, and frankly staying power. It should go without saying that we have chosen our partners carefully and believe in their commitment to secured solutions for their respected marketplaces.

We’re confident that the hard work investments that we made in the past few years and especially in the first half of 2015, should start to pay off in the second half of this year and beyond.

Our target markets are large and growing and potentially very lucrative for us. Given our competitive differentiators; such as contractual exclusivity, reputation in the federal market, and demonstrated quick-to-market technological implementation, we believe we are uniquely positioned to begin harvesting this rapidly expanding revenue source.

As we stated earlier this year, our pathway to success and therefore our highest priority effort in 2015 is to focus on several key critical initiatives which simply refresh those offerings; complete our plan to install, scale, and leverage our DHS BPA relationship; productize, market, and sell, our Cert-on-Device and next-generation identity management offerings; grow our higher margin businesses and revenue streams; and grow our state, local, and commercial markets’ penetration beachheads both here and abroad. All of this while aggressively controlling spending and optimizing our investment choices, all of which should collectively help us achieve the goal of delivering positive financial leverage to our bottom line as we continue to grow and progress through 2015 and into the future.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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WidePoint Corporation – Second Quarter 2015 Conference Call, August 10, 2015

With that, I’d like to thank you for your attention to this overview of indicators of our progress and for your continued interest at this exciting time for us.

I’d now like to turn the call over to Jim McCubbin; WidePoint’s CFO, for an in-depth discussion of our quarterly financial results and his outlook as we enter what should be a very attractive second half.

Jim, the floor is all yours.

James T. McCubbin:

Thank you, Steve. Hello everyone. Thank you again for joining our call today. Today in my remarks, I’m going to discuss and review our second quarter 2015 financial results and provide an outlook and update at this point in time on our financial goals, targets and expectations for the second half of 2015.

As Steve has commented, our first half revenues met our expectations with the first quarter being a bit ahead of itself and the second quarter slightly behind as a result of some revenue recognition delays, and getting customer acceptances and approvals, as well as getting some new cyber products launch with our Samsung partnership and development efforts, which ran slightly longer than we had anticipated.

Nonetheless, we are clearly excited about our recently announced second quarter partnership with Samsung and the integration efforts that we accomplished in this quarter. Our revenues for the first half of 2015 were up approximately 59% and 41% over the respective periods in 2014. Carrier Services continued to drive revenue growth with our on-boarding of the respective DHS component agencies.

In the second half of 2015, assuming the on-boarding of the remaining DHS component agencies, we could see carrier services continue to expand. In regards to our other managed services, we believe that the federal “Sprint” should help accelerate our Next-Generation Identity Management Solutions within the federal marketplace.

Our AT&T partnership should help expand and build out our Cyber Commercial opportunities, our DHS BPA of course should continue to expand our Mobile Managed revenues outlook, our partnerships in Europe should drive additional analytics revenue as well as our state and local marketing push should deliver new additional revenues in Managed Mobility Services. All in all, our pipeline appears to be expanding on many fronts which should allow us to drive towards achieving our revenue goals in 2015.

Looking at gross profit, we had $6.9 million and $3.3 million in the first half and second quarters respectively as compared to $6.1 million and $3.6 million in the same periods in 2014. The slight fall off in the second quarter of 2015 was due to building capacity and making investments and expectation of additional work in the second half of 2015. These investments included; automating and streamlining our electronic data interfaces, viewing interfaces and platform consolidations. Given these investments, we believe our processing and timing cost to perform our work should improve driving better margins, while providing our end users with improved performance, analytics, and of course an improved user experience.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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WidePoint Corporation – Second Quarter 2015 Conference Call, August 10, 2015

We also believe margins should improve as we complete the development work in our Next Generation Identity Management Services and realize new revenues that should deliver a higher revenue mix of higher margin services.

Now, looking at our SG&A expenses, we’re also in the process of leveling off the investments we’ve been making to achieve our SG&A targeted goals. In the first half of the year and the second quarter of 2015, we invested heavily in many different areas as Steve has discussed. Our SG&A expenses of approximately $9.2 million and $4.6 million for the respective first half and second quarter of 2015, compared to approximately $8.6 million and $4.7 million for the same periods in 2014. Given some of the recent optimization efforts we have made to our business model, we believe these costs should level off, if not fall slightly, in the second half. Our investments into our development efforts are being expensed as we’ve realized them within General and Administrative expenses.

This does map somewhat our true operating performance as we are absorbing these development costs today and not yet realizing material revenue streams from our efforts. We do believe that as our revenues continue to expand, that these SG&A costs on a percentage basis should fall and become more representative of our true financial metrics. Given that our outlook remains positive, with an outlook for increasing revenues, improved margins and a leveling off or slight decline in our SG&A expenses, we should witness improved financial operating performance in the second half, principally in line with our plans and goals.

So, with that, we would like to now open the call to our listeners’ questions. Operator, if you can assist us by opening the line and sequencing the questions and comments from our listeners, that would be greatly appreciated.

Operator:

Thank you. If you would like to ask a question, please signal by pressing star one on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again press star one to ask a question. We’ll go first to Mike Crawford with B. Riley and Company.

Mike Crawford:

Thank you. Steve, what are your aggressive full year revenue targets?

Steve L. Komar:

That’s a fair question, Mike but I think I’m going to refer that to Jim because I know we historically had not given any definitive guidance in regard to future revenues.

James T. McCubbin:

Hey Mike. Let me start it off from the beginning of the year; our goals were to meet a 50% revenue improvement. We finished last year about $52 million. That should put us anywhere in that $75 million to $80 million plus revenue range. Right now we’re running at approximately $70 million plus revenue run rate with—right now a very, very strong pipeline looking into the second half. Now, while we don’t control that completely, things are looking up with a number of the relationships that we’re working with presently.

Mike Crawford:

Thank you, Jim, and then given the delay in integrating with Samsung or maybe moving beyond Phase One on some of these pilot projects, is it fair to say that you don’t expect dramatic increase in gross margin in the third quarter and so that would be a quarter that would be unlikely to achieve positive EPS but perhaps we can look for something like that in the fourth quarter?

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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WidePoint Corporation – Second Quarter 2015 Conference Call, August 10, 2015

James T. McCubbin:

Mike, that’s a tricky question to answer right now because we’re kind of at a close to an inflection point and we do have a tremendous pipeline of opportunities. It’s right now all about; can we get it—the revenues recognized, can we get the work performed in enough time? So, we’re not quite ready to say that that could be the case or not. It’s not because of the pipeline, it’s just really about getting the work done and performed timely. In fact in the second quarter, we had revenues of around $400,000 to $500,000 that we just couldn’t get approvals on for the revenue recognition, so as we have a little give and take in the quarters, that’s how it plays out right now.

Traditionally the third quarter though is very strong as the federal government’s year end. So right now, it’s just the hard call to make.

Mike Crawford:

It’s moving in the right direction. It’s a little hard to tell exactly when the inflection point is reached. Just one or two more questions if you don’t mind. One, the large finance and services client that’s entered a second phase, the second phase does that still include actual pilots where you start to recognize monthly recurring revenue, service revenue per handset?

James T. McCubbin:

Mike, we’re actually kind of very excited about this. Phase One for this large financial institution was really providing consulting roadmap on how to deploy our services. In the third quarter, we should be getting Phase Two started which is actually the deployment of some of our Next Generation Identity Management Services which then we will probably take a period of time to get fully deployed. But, we are very excited about that, and on top of that, we’ve started Phase One with two new commercial clients as well.

So, as we propagate this farther, we are hoping this really spreads and especially given our AT&T relationship that continues to develop, we think that could lay a strong push for us in the commercial world.

Mike Crawford:

Is the expectation that customers will be paying AT&T and then AT&T will be remitting to use some kind of monthly service fee that could range from as well as $1 to as high $5 per device per month?

Steve L. Komar:

Mike I think the pricing range that you’re talking about is one that we have acknowledged and we believe to be a valid pricing range. As to your earlier part of your question as to whether there is going to be a direct bill from the ultimate client to us or whether it’s going to be through AT&T, our experience to-date has been that it will be deal specific. It will be depending on the specific terms of the agreement with the customer. So, it maybe through AT&T with a pass-through to us or we might in some cases be the primary recipient of the billing.

Mike Crawford:

Okay. Well, thank you very much. I’ll hop off.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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WidePoint Corporation – Second Quarter 2015 Conference Call, August 10, 2015

Steve L. Komar:

Thanks a lot

Operator:

We will now go to Mike Malouf with Craig-Hallum Capital Group.

Mike Malouf:

Great. Thanks guys for taking my questions. Jim, if I could just drill down little bit more into the gross margins for the June quarter; I know that the mix in the first quarter was unfavorable. Then we went actually down another 120 basis points in the second quarter or so. Can you just help us for that a little bit? You mentioned that you had a bunch of extra spending. Was there extra spending in the gross profit, other cost of goods line?

James T. McCubbin:

Mike, we had a full quarter of ICE come in on the Carrier Services and then which drove it down a little bit, and then we had about I think what $400,000 or $500,000 in revenue of high margins that slipped into the third quarter. So, it was more of a timing event and that’s all that happened. It was very simple. So, we had more in Carrier Services because of full three months of ICE and we had some slippage on the revenue recognition of some high margin services.

Mike Malouf:

Okay, got it and then there is no, there is no extra spend on the cost of goods at all, correct?

James T. McCubbin:

Well no, that’s not correct at all. We did have some in the second quarter and first quarter, we’ve been building extra capacity in anticipation of more work and revenue in the third quarter and fourth quarter. One of the investments we’ve made is to make sure that we can handle some business coming in that second half. So, we did have some.

Mike Malouf:

How much has that been?

James T. McCubbin:

I don’t have the exact details right now, couple of hundred, $200,000, $300,000, $400,000. It’s more about having extra labor, more labor than we need right now. We just are trying to be prepared as we go through this.

Mike Malouf:

Okay, great. Then I’m wondering if you could just share a little bit of color on the different go-to-market strategies as we look out over the next 12 months specifically with the sense on opportunity and just as you go through this. How things are developing for you? Do you have some insight on that?

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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8

WidePoint Corporation – Second Quarter 2015 Conference Call, August 10, 2015

James T. McCubbin:

Well, there are two things I want to tell you. Let’s kind of, as you say, drill down. One; a great new figure looking forward, Digital Identity Management…there was a study that went out. Nine of the 10 responses by IT professionals in this next year said they were going to be focusing in their cyber spending issues on Digital Identity Management. A lot of the big push now on defensive cyber security is in identity management right where we’re playing and a lot of spending going to be occurring there. In fact, it is one of the number one pushes by the federal government in their Sprint to try to lock down their infrastructure. That is clearly beneficial to us and what we’ve have been building and deploying.

How we’re building and deploying it is through partners. Right now, we have Samsung really focusing Phase One on federal customers and getting devices and tablets within there, tied together with what we’ve built in conjunction with them and integrated with their KNOX and CellWe as well as other MSM applications that we support. Now, why this is important is, there are a lot of programs right now focused on this spending area and some of them are within the DHS and some are within the DOD and we’re in very good position with them.

Samsung more specifically has set up and are demonstrating our mutual solution within their DC offices and it is live. One of the great things about the spending and investments we made in the second quarter is we didn’t just get the relationships done, we also fully integrated our ITMS as well as our digital credentialing capabilities into their platforms. So, that’s where the marketing is going as we dig further down with Samsung and they’re focused on the federal space first because that’s where the low hanging fruit is.

As it goes to LG; more classically looking at the commercial sector, as it goes to Kyocera; more focused on some of the RPs and spending on the first responders and their hardware devices. We have a full product roadmap over the next two years that is allowing us to do this on all mobile devices, including Apple, HTC, Samsung, Kyocera, LG, as well as the tablets, and migrating that further along into machine search, derived credentialing, as well as ultimately the Internet of Things as Steve talked about.

So, step one is the mobile attack; step two, other devices; and then ultimately step three, the Internet of Things. If you look into Samsung’s big push, ultimately their endgame is addressing the Internet of Things. Our solutions are supporting that. So, does that help a little bit?

Mike Malouf:

Okay, great. Yes, yes, that’s very helpful. I appreciate the color.

Operator:

Again as a reminder, ladies and gentlemen, it is star, one to ask a question. We will now go to John Harrell with Harrell & Associates.

John Harrell:

Yes. So, are you guys prepared to offer for a back half of the year outlook. Are you prepared to give revenue guidance as well as earnings per share, or are you guys going to once again defer it to analysts?

James T. McCubbin:

Well, right now we have the only guidance that we’ve given is what our goals are to achieve. Which as we started the year, it was 50% revenue growth over the last year as—also as well as meeting operational performance and positive performance by the end of the year. We’ve given that at the beginning of the year. We still believe we can attain those goals. That’s where we are right now. We do not at this time because of the size of the Company and where we are, provide absolute guidance. We don’t have that absolute visibility and when we do and we mature further, we will.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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WidePoint Corporation – Second Quarter 2015 Conference Call, August 10, 2015

John Harrell:

Okay. So, this quarter’s earnings were missed pretty badly on the EPS side as well as the revenue side, at least with regards to what analysts were forecasting. So, next quarter you’re forecasting a penny EPS and $20.68 million, you guys think you could beat that, come in line, is going to be a little bit under, any projections at all?

James T. McCubbin:

We are not commenting yet. As I said we have a very strong pipeline. We are not in control absolutely of that pipeline and we are working to meet our goals for the second half. That is only the guidance that we are providing at this point.

John Harrell:

Yes, it just seems like every quarter is the quarter that Shareholders expect the Company to finally return profit, yet it never happens, but thanks for answering the questions.

Steve L. Komar:

Thank you.

Operator:

We will now go to Michael Needleman with PSAM.

Michael Needleman:

You talked a little bit about the deployment for the financial services being in the commercial side. Can you share how did that sale come about? Was there a partner involved? You also talked a little bit about two new clients and did that come from AT&T?

Steve L. Komar:

Easy answer, yes. Yes, the financial services which I would say is a giant or a very large company was directly a result of our AT&T partnership as are at least two others that are in the pipeline today. Very similar format, profile, and again we are in Phase One and limited in how much detail we can discuss. We look forward to be able expand that in the very near future.

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10

WidePoint Corporation – Second Quarter 2015 Conference Call, August 10, 2015

Michael Needleman:

Just a quick follow-up on that and then I have one other question. When you went through that process, were you actually involved? Clearly you were with the financial services because you talked about the deployment, where were you brought in, in that sales process? Was it early or did AT&T after having discussions, bring you in?

Steve L. Komar:

It was quite early and I will also share with you that becoming a preferred service provider to AT&T—and a designated provider, is not an easy process. So, we were in early in terms of having spent well over a year proving ourselves and our capabilities to AT&T before they put us into their sales channels, and then when we got involved in this particular transaction with the financial services company, we were brought in very early in the process, and AT&T is quite demanding about the level of comfort, support, and credibility, that they want from their partners. That is another reason why we have had to have some upfront incremental spending in the sales and marketing area to support and launch these initiatives.

Michael Needleman:

Between what you just talked about and what you expensed in Samsung, is there a range of what you think that that spend was this quarter?

James T. McCubbin:

Michael, it’s Jim. Hundreds of thousands of dollars but it’s embedded in a number of areas because we invested in a number of platforms, a number of optimizations, new developments, a number of partners, sales and marketing, it was pervasive throughout the organization.

Michael Needleman:

Okay, and my last question to you is; given the outlook or what your prospective outlook for accelerated sales in the second half and given the spend that we watched the first half, are you suggesting or did you suggest, I just want to be hearing this correctly, that you are expense side of the ledger should be flat or did you also say that there is a possibility that could be down?

James T. McCubbin:

No. I clearly said that where we are right now and trying to achieve our goals, we should see a flattening out of our SG&A, and if not, a slight decline, because some of the real heavy push that we did in the first half has come to an end and we’re moving on to new areas. So, there is a little bit of a lull as we then start pushing into the rest of our product roadmap which includes really addressing devices and the Internet of Things as we go into 2016.

Michael Needleman:

Thank you.

James T. McCubbin:

So, you’ve heard correctly Michael.

Michael Needleman:

Thank you.

Steve L. Komar:

Thank you, Michael.

Operator:

We’ll now go to Jim Kennedy with Marathon Capital Management.

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WidePoint Corporation – Second Quarter 2015 Conference Call, August 10, 2015

Jim Kennedy:

Hi guys.

James T. McCubbin:

Hi Jim.

Jim Kennedy:

Hi Jim, quick questions for you. On the commercial enterprise side, can you say what industries your two new clients are involved in?

James T. McCubbin:

Pharmacy and I’m not allowed to say anything on the other one.

James T. McCubbin:

We’re pretty much gagged, pretty tightly right now. So…

Jim Kennedy:

Okay, so….

James T. McCubbin:

I know, at least I can reference one to pharmacy.

Jim Kennedy:

Okay. So, you’ve got one in financial, one in pharma, can you confirm that the third one is in neither of those industries?

James T. McCubbin:

Yes.

Jim Kennedy:

Okay. So, you’ve got three different industries.

James T. McCubbin:

We’re looking at—we’re looking out and testing with our partners various different industries and we’re building a roadmap so we can try to expand that as we build out the education and training with the AT&T sales force and next up is trying to train and expand our other partner’s sales force.

Jim Kennedy:

Good.

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WidePoint Corporation – Second Quarter 2015 Conference Call, August 10, 2015

James T. McCubbin:

So, we’re focusing on low hanging fruit, first though because unlike some of our larger well-funded competitors, we have to kind of optimize our costs where they’re just spending, enabling millions and millions of dollars and we’re taking a little bit more of a pragmatic view.

Jim Kennedy:

Okay, and then last question is on the pipeline, can you characterize the pipeline a bit for us in terms of—obviously it is growing, can you give us a little more color as to what makes it in the pipeline? Are these prospects, are they alpha, beta, or are they trials? How do you delineate the various folks in the pipeline?

James T. McCubbin:

Jim, that’s a very good question. It’s broad-based, number one. Within our areas, our pipeline we’re expanding in four different areas; one, the mobile side for our Telecom Lifecycle Management work; two, our credentialing in Cyber side; three, our Analytics side; and then four, our Consulting side. The—when I take—and we talk about pipeline, we take a look at greater than 50%, if not 80%, likelihood of close. On top of that, in each of the four areas, we’re focusing in distinct areas that we’re testing out. We have a big focus on commercial right now because we want to prove out the ability of taking our services from the federal level to a commercial area because there is a lot of innate value there to our Stakeholders and Shareholders, and then two, we also have a strong push in state local and hopefully we will see some strong awards in the state local marketplace as well from the municipality side. On the cyber side…our focus is more federal for the low hanging fruit though for things of more size and then smaller engagements with the large enterprises to get them going.

Jim Kennedy:

Okay. Of those four areas, can you comment on which are the strongest in terms of pipeline?

James T. McCubbin:

Right now the strongest I would have to—I think what you mean is, what has the largest revenue opportunity? I would say federal, okay because of the Sprint and the push that is going on, because of the recent hacking that has occurred. It’s really kind of engaged them to do things at a higher, broader level. After that, I would say some of the state and local opportunities are quite large because of the need to either save money and get control of their expenses as it concerns mobility and/or cyber as it concerns how they’re going to really control some of the access because of all new mobile devices.

After that, I would then go to commercial, okay, in cyber, and analytics. Analytics, we’re going to—we see some strong opportunities that are multi-million dollar opportunities over the next three to five years because of the two new recent relationships abroad; and then finally I would say consulting, because we’re starting to build out our cyber consulting practice to address the pipeline of opportunities we think we’ll see so we can, so we can scale there on the commercial side as it addresses how to in fact take a lot of our Identity Management Services and deploy them in these organizations.

Jim Kennedy:

Got you. Okay, and you mentioned that there are several multi-million dollar opportunities. Are there also opportunities in the pipeline that get into the eight figure and up range in terms of potential?

James T. McCubbin:

Well, right now we have opportunities ranging all the way from the six figures into the seven figures. I don’t think I would want to classify any as eight figures at this time. There’s a couple of opportunities as they grow, that they may grow into that, but I also don’t want to get the horse in front of the cart either. We’re really focused on our knitting right now and just getting things adopted and going and then we believe it will scale.

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WidePoint Corporation – Second Quarter 2015 Conference Call, August 10, 2015

Jim Kennedy:

Okay, very good. Thank you.

James T. McCubbin:

Thanks Jim.

Operator:

We will now go to Sam Donaldson, Private Investor.

Sam Donaldson:

Well gentlemen, it seems to me that you made, the Company’s made good progress sometime ago, and of course that plan as we see demonstrated by the losses of these quarters call for increased spending, and so my first question is, does the Company have in hand enough money as you project spending possibilities for the next several quarters, do you have enough money in hand to meet the spending you’ll need?

James T. McCubbin:

We believe so Sam.

Sam Donaldson:

That’s a good—that’s a short answer.

James T. McCubbin:

Sam, I’ve known you too long. I’m not going to get on the other end of a phone with and I know you are going to pin me down one way or the other so I’m just cutting to the chase with you bud.

Sam Donaldson:

No. That’s fine.

Steve L. Komar:

We do—Sam, we do forecast out two to four quarters as a manner of course in each one of our quarters and we feel that we are adequately funded through a combination of cash availability, our balance sheet, net working capital, and our standby line of credit. We do not expect to take down a great bulk of our existing available liquidity. We believe that we will get the profitability well before that happens.

Sam Donaldson:

Well. That’s excellent because I think a lot of us were of us were going to the market as you did over a year ago to get some money to make this expansion and build out the capacity, and the fact that you may not have to do that again is I think very comforting. Let me just try one more along the lines and others have tried in this call, because you talk about goals Jim and Steve, and I think one of the goals, first to the year, was that you hoped to be profitable by the end of this year, this calendar year, but with the delays you’ve discussed occurred, what do you think a reasonable estimate for breaking into profitability might be?

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WidePoint Corporation – Second Quarter 2015 Conference Call, August 10, 2015

James T. McCubbin:

Sam, right now the pipeline is so strong and well it’s not fully in our control, I don’t think we’re changing our goals right now. Let’s get through the third quarter when we have a better feel for things, then discuss it then. That’s all I think we can say at this point. I think is premature to all of a sudden start kicking the ball down with the visibility that we have at this time.

Sam Donaldson:

Okay.

Steve L. Komar:

Sam, thank you for the opportunity for me to back off my earlier conversation with you a quarter ago. But, I must tell you—I would go to Jim’s comment and say a true estimate of that will be much more credible at the end of the third quarter when we see how we do against our existing pipelines and opportunities, but our goal is still to be profitable at year end.

James T. McCubbin:

No, operationally profitable.

Steve L. Komar:

Operationally.

James T. McCubbin:

On a cash flow basis, we want to see that going in a right direction and moving forward Sam. I mean our goals got to change.

Sam Donaldson:

That’s an excellent answer as far as I’m concerned because granted you can’t know until we see the first part of the second half for the year because it will impact the second by the first quarter. But, what you have said to us, as I gathered, is that you see nothing at the moment that you got to say, well, no I think it’s probably not possible. You haven’t said that, you’ve just said yes. That’s still the goal and we’ll talk about it on the third quarter conference call.

James T. McCubbin:

Hey, Sam, I want to read you something quickly, that really points to the size and the market opportunity okay, and why we’re building out credentialing, identity management, why we are building out everything to address the Internet of Things. This has recently just came out and it’s basically, our society is progressing to a point where nearly every electronic device, whether it be home appliances, medical devices, vehicles or tools, will have some form of embedded connectivity. Billions of new unsecured IT enabled endpoint devices will soon be traversing consumer and corporate networks which are highly vulnerable to attacks. That is why people are embracing identity management today because the future that we look at, okay, is fully going to be affected by this new change and how we work and live because of all of these smart devices and what we do addresses it.

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WidePoint Corporation – Second Quarter 2015 Conference Call, August 10, 2015

That’s why we have product roadmap that goes all the way out to the Internet of Things, because that’s really where we conduct—that’s the endpoint in the dream, for what we can deliver against. That’s why we’ve made the investments. That’s why we’re doing this.

Sam Donaldson:

That’s very exciting and the key of course is how much of that do we get? How much does that WidePoint get? But again, I think that you’re on the right track. I think the plan is working and we all want it to be profitable tomorrow. But I think most of us have been with you a long time, and we’ll even wait some more. Thanks very much, gentlemen. Good luck.

Steve L. Komar:

Thank you, Sam.

Operator:

There are currently no other questions at this time. I will now turn call back over to Steve Komar for any additional or closing remarks.

Steve L. Komar:

Thanks, Operator. It appears we have addressed all of our listeners’ questions and comments, and Operator thank you very much for your assistance.

As a closing comment, I’ll restate the fact that we continue to be very excited about our business outlook for this year, specifically for meaningful growth and bottom line improvement for the second half of 2015. The Management of the Company remains focused on continuing to build the business for the future and maximizing shareholder value in the process.

Again, we thank you very much for your continued interest in WidePoint and we wish you all a very pleasant evening.

Operator:

Ladies and gentlemen, this does conclude today’s conference. We thank you for your participation.

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